Exhibit 3.1

ADVANCED FLOWER CAPITAL Inc.

CERTIFICATE OF NOTICE

THIS IS TO CERTIFY THAT:

FIRST: The Board of Directors of Advanced Flower Capital Inc., a Maryland corporation (the “Corporation”), pursuant to Section 5.7 of Article V of the charter of the Corporation (the “Charter”), has determined that it is no longer in the best interests of the Corporation for the Corporation to continue to qualify as a real estate investment trust for U.S. federal income tax purposes.

SECOND: Pursuant to Article FIRST, the Restriction Termination Date (as defined in Section 7.1 of Article VII of the Charter) has occurred, and the restrictions on ownership and transfer of shares of Common Stock and Capital Stock (each as defined in the Charter) set forth in Article VII of the Charter shall no longer be in effect.

THIRD: The undersigned acknowledges this Certificate of Notice to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Notice to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 31st day of December 2025.

ATTEST:		ADVANCED FLOWER CAPITAL INC.

/s/ Gabriel Katz		By:	/s/ Daniel Neville
Name:	Gabriel Katz	Name:	Daniel Neville
Title:	Secretary	Title:	Chief Executive Officer